UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                               Rentrak Corporation
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                   760174 10 2
                                 (CUSIP Number)

                                December 20, 2004
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [x]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)
                               Page 1 of 6 Pages
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CUSIP No. 760174 10 2             Schedule 13G                Page 2 of 6 Pages

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1   NAMES OF REPORTING PERSONS                                     Mark Cuban
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS  (Entities Only)

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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) [  ]
                                                                (b) [  ]
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3   SEC USE ONLY

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4   CITIZENSHIP OR PLACE OF ORGANIZATION

                                  United States
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                        5    SOLE VOTING POWER
    NUMBER OF
                                     605,300
      SHARES            -------------------------------------------------------

   BENEFICIALLY         6    SHARED VOTING POWER

     OWNED BY                           0
                        -------------------------------------------------------
       EACH
                        7    SOLE DISPOSITIVE POWER
    REPORTING
                                     605,300
      PERSON            -------------------------------------------------------

       WITH             8    SHARED DISPOSITIVE POWER

                                        0
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                     605,300
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                    6.1% (1)
-------------------------------------------------------------------------------

12  TYPE OF REPORTING PERSON*

                                       IN
-------------------------------------------------------------------------------

(1) Based on 9,882,132 shares of Common Stock of the Issuer outstanding on December 16, 2004.


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CUSIP No. 760174 10 2             Schedule 13G                Page 3 of 6 Pages



Item 1.

    (a)  Name of Issuer:

         Rentrak Corporation

    (b)  Address of Issuer's Principal Executive Offices:

         7700 NE Ambassador Place
         Portland, Oregon  97220

Item 2.

    (a)  Name of Person Filing:

         Mark Cuban

    (b)  Address of Principal Business Office or, if none, Residence:

         5424 Deloache Avenue
         Dallas, Texas 75220

    (c)  Citizenship:

         United States

    (d)  Title of Class of Securities:

         Common Stock, $0.001 par value per share

    (e)  CUSIP Number:

         760174 10 2

Item 3.  If  this   statement   is  filed   pursuant   to   Section 240.13d-1(b)
         or Section 240.13d-2(b) or (c), check whether the person filing is a:

         Not Applicable.


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CUSIP No. 760174 10 2             Schedule 13G                Page 4 of 6 Pages

Item 4.  Ownership.

     The following information relates to the reporting person's ownership of Common Stock of the Issuer as of December 27, 2004.

    (a)  Amount Beneficially Owned:

         605,300

    (b)  Percent of Class:

         6.1% (1)

    (c)  Number of shares as to which the person has:

         (i)   sole power to vote or to direct the vote:

               605,300

         (ii)  shared power to vote or to direct the vote:

               0

         (iii) sole power to dispose or to direct the disposition of:

               605,300

         (iv)  shared power to dispose or to direct the disposition of:

               0

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



(1) Based on 9,882,132 shares of Common Stock of the Issuer outstanding on December 16, 2004.

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CUSIP No. 760174 10 2             Schedule 13G                Page 5 of 6 Pages

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable.


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

         Not Applicable.


Item 8.  Identification and Classification of Members of the Group.

         Not Applicable.


Item 9.  Notice of Dissolution of Group.

         Not Applicable.


Item 10. Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 760174 10 2             Schedule 13G                Page 6 of 6 Pages


                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 27, 2004

                                             /s/ Mark Cuban
                                             Mark Cuban